Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

Fourth Quarter and Full Year 2020 Results

SYRACUSE, N.Y. — January 25, 2021 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2020 net income of $46.5 million, or $0.86 per fully-diluted share. This compares to net income of $42.9 million, or $0.82 per share, for the fourth quarter of 2019 and $42.8 million, or $0.79 per share, in the linked third quarter of 2020. The $0.04, or 4.9%, increase in earnings per share year-over-year was driven by an increase in net interest income, a decrease in the provision for credit losses, slightly lower operating expenses and a small increase in noninterest revenues, offset, in part, by higher income taxes and an increase in fully-diluted shares outstanding. The $0.07, or 8.9%, increase in earnings per share from the linked third quarter was driven by an increase in net interest income, a decrease in the provision for credit losses and lower operating expenses, offset, in part, by lower noninterest revenues, higher income taxes and an increase in fully-diluted shares outstanding. Operating diluted earnings per share (non-GAAP), which excludes, on an after-tax basis, acquisition expenses, acquisition-related provision for credit losses, unrealized gain/(loss) on equity securities, net gain on sale of investments, litigation accrual expenses and gain on debt extinguishment, were $0.85 for the fourth quarter of 2020, as compared to $0.83 in the fourth quarter of 2019. Full year 2020 diluted earnings per share were $3.08, as compared to $3.23 in 2019. Full year 2020 diluted operating earnings per share (non-GAAP) of $3.24 were $0.05 per share lower than the $3.29 per share of operating earnings generated in 2019.

2020 Performance Highlights:

❖  GAAP EPS

•	$0.86 per share for the fourth quarter of 2020, compared to $0.82 per share for the fourth quarter of 2019
•	$3.08 per share for full year 2020, down $0.15 per share from full year 2019

❖  Operating EPS (non-GAAP)

•	$0.85 per share for the fourth quarter of 2020, up $0.02 per share from the fourth quarter of 2019
•	$3.24 per share for full year 2020, $0.05 per share below 2019

❖  Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)

•	$1.03 per share for the fourth quarter of 2020, compared to $1.06 per share for the fourth quarter of 2019
•	$4.26 per share for full year 2020, $0.03 per share above full year 2019

❖  Return on Assets

•	1.33% for the fourth quarter of 2020
•	1.28% for full year 2020

❖  Return on Equity

•	8.82% for the fourth quarter of 2020
•	8.13% for full year 2020

❖  Total Deposit Funding Costs

•	0.12% for the fourth quarter of 2020, down 14 basis points from the fourth quarter of 2019
•	0.16% for the full year 2020, down 7 basis points from the full year 2019

❖  Loan Net Charge-Offs

•	0.07% annualized for the fourth quarter of 2020
•	0.07% for the full year 2020

“The Company generated very strong earnings results in 2020 despite the significant and persistent challenges posed by the COVID-19 pandemic and related market conditions throughout the year,” said Mark E. Tryniski, President and CEO. “On a full-year basis, the Company generated diluted operating earnings per share of $3.24. These results were only $0.05, or 1.5% lower than full-year 2019 operating earnings per share of $3.29, despite navigating a difficult credit environment, significantly lower market interest rates and substantial growth in the Company’s total assets due to unprecedented levels of Federal stimulus. Strong asset quality leading into the pandemic, a tremendous core deposit base and diversified revenue streams, including year over year revenue increases in the Company’s nonbanking businesses, demonstrated the strength and resiliency of the Company’s business model. Fourth quarter operating earnings per share of $0.85 increased $0.02, or 2.4%, from the prior year’s fourth quarter and matched third quarter 2020 results. The Company’s full year adjusted pre-tax, pre-provision net revenue per share of $4.26, was $0.03 above the full year 2019 results. The strength of our nonbanking businesses became increasingly evident as the pandemic ran its course during 2020. On a full-year basis, the total revenues from our nonbanking business were up $6.4 million, or 4.1%, from $155.2 million in 2019 to $161.6 million in 2020, which helped offset a $4.1 million, or 5.8%, decrease in our banking noninterest revenues driven largely by a year over year decrease in deposit-related fees.”

Mr. Tryniski, continued, “From an asset quality perspective, during the second half of 2020 the Company experienced a significant decrease in the number and outstanding balances of loans under COVID-related forbearance. At December 31, 2020, 74 borrowers, representing $66.5 million of loans outstanding, or 0.9% of total loans, remained under a forbearance agreement. This is down from 216 borrowers, representing $192.7 million of loans outstanding, or 2.6% of total loans, at September 30, 2020 and 3,699 borrowers, representing $704.1 million of loans outstanding, or 9.4% of total loans at June 30, 2020. However, as anticipated, the Company recorded an increase in nonperforming assets during the fourth quarter of 2020, due to the continued pandemic-related financial hardship experienced by certain borrowers. During the quarter, several borrowers that operate in the hospitality, travel and entertainment industries requested extended forbearance agreements to mitigate the ongoing cash flow challenges of their businesses. Although we continued to accommodate reasonable forbearance requests for these borrowers, we determined that loans subject to a third forbearance would be classified as nonaccrual unless the borrower could demonstrate current cash flows or payment reserves to service their pre-forbearance payment obligations. At December 31, 2020, nonperforming loans stood at $76.9 million, or 1.04%, of total loans outstanding. By comparison, nonperforming loans to total loans outstanding were 0.35% at the end of 2019 and 0.43% at the end of the linked third quarter. Although nonperforming loans increased significantly during the fourth quarter, specific reserves identified in the allowance for credit losses against these loans totaled less than $4.0 million, which represents approximately five basis points of potential charge-offs. Net charge-offs to average loans were just seven basis points in 2020, as compared to 12 basis points for 2019. Loans outstanding at the end of the fourth quarter decreased $42.7 million, or 0.6% from the end of the linked third quarter due primarily to Paycheck Protection Program (“PPP”) forgiveness and weaker demand for credit, but were up $525.4 million, or 7.6% over the prior year end due largely to the origination of PPP loans and the second quarter acquisition of Steuben Trust Corporation (“Steuben”). Deposit levels remained elevated during the fourth quarter due primarily to the retention of a significant portion of Federal stimulus-related funds received by customers, and to a lesser extent, the Steuben acquisition. Total deposits increased $2.2 billion, or 24.8%, during 2020 from $8.99 billion at the end of 2019 to $11.22 billion at the end of 2020.”

Mr. Tryniski added, “Although we expect to continue to navigate challenging economic and market conditions during 2021, we believe our Company remains well positioned to perform effectively in the evolving environment. The Company continues to maintain very high levels of capital and liquidity, diversified revenue streams through its nonbanking businesses, a history of strong credit performance and an exceptional core deposit base.”

The Company recorded total revenues of $150.6 million in the fourth quarter of 2020, an increase of $0.8 million, or 0.5%, from the prior year’s fourth quarter. The increase in total revenues between the periods was driven by a $0.7 million, or 0.7%, increase in net interest income, a $1.7 million, or 7.0%, increase in employee benefit services revenues, a $1.0 million, or 7.3%, increase in wealth management and insurance services revenues and a $0.4 million gain on debt extinguishment, offset, in part, by a $2.0 million, or 11.2%, decrease in deposit service and other banking fees and a $1.1 million decrease in mortgage banking income. Total revenues were down $2.0 million, or 1.3%, on a linked quarter basis. The Company recorded a $0.9 million net loss on mortgage banking during the fourth quarter of 2020, as compared to $3.9 million of mortgage banking revenues during the third quarter of 2020, as the Company shifted its strategy from selling the substantial majority of its eligible residential mortgage loans into the secondary market to retaining them in portfolio in the fourth quarter. The decrease in mortgage banking revenue between the linked quarters and a $0.3 million, or 2.1%, decrease in wealth management and insurance services revenues, were partially offset by a $0.5 million, or 0.5%, increase in net interest income, a $0.6 million, or 4.2%, increase in deposit service and other banking fees, a $1.6 million, or 6.3%, increase in employee benefit service revenues, and a $0.4 million gain on debt extinguishment.

The Company recorded net interest income of $93.4 million in the fourth quarter of 2020. This represents a $0.7 million, or 0.7%, increase over the fourth quarter of 2019. The increase was driven by a $2.28 billion, or 22.7%, increase in average earning assets between the periods, offset, in part by a 66 basis point decrease in the net interest margin. The increase in earning assets was driven by large net inflows of funds from government stimulus programs, PPP loan originations and the acquisition of Steuben in the second quarter of 2020. The 66 basis point decrease in net interest margin was driven by an 81 basis point decrease in tax-equivalent earning asset yields between the periods, partially offset by a 17 basis point decrease in the total cost of funds. The large drop in earning asset yields was due to a significant decrease in market interest rates between the periods and a significant change in the composition of earning assets, including a $574.4 million increase in average cash equivalents and a $1.11 billion increase in the book value of investment securities. The tax-equivalent yield on loans decreased 50 basis points between the periods from 4.67% in the fourth quarter of 2019 to 4.17% in the fourth quarter of 2020, while the tax-equivalent yield on investments, including cash equivalents, decreased 86 basis points, from 2.54% in the fourth quarter of 2019 to 1.68% in the fourth quarter of 2020.

Interest income and fees on loans decreased $2.7 million, or 3.3%, over the comparable prior year quarter. Although average loans outstanding increased $592.5 million, or 8.6%, due to the Steuben acquisition and the origination of PPP loans over the comparable prior year’s quarter, the 50 basis point decrease in loan yields resulted in lower interest income on loans. Interest income on investments, including cash equivalents, increased $0.2 million, or 1.1%, between the fourth quarter of 2019 and the fourth quarter of 2020, reflective of the substantial increase in the average balance of investment securities and cash equivalents between the periods, partially offset by an 86 basis point decrease in the tax-equivalent yield on investments, including cash equivalents. Interest expense was $3.1 million lower than the previous year’s fourth quarter, driven by a 22 basis point decrease in the cost of interest-bearing liabilities partially, offset by a $1.31 billion, or 18.9%, increase in average interest-bearing liability balances. The average cost of deposits was 0.12% in the fourth quarter of 2020, as compared to 0.26% in the fourth quarter of 2019, reflective of market-driven rate decreases for deposits between the periods and significant increases in noninterest-bearing deposit balances.

On a linked quarter basis, net interest income increased $0.5 million, driven by a $0.1 million increase in interest income and a $0.4 million decrease in interest expense. Interest income on loans decreased $1.8 million, while interest income on investments and cash equivalents increased $1.9 million due to the purchase of investment securities during the fourth quarter. The average book value of investment securities increased $636.9 million, or 20.2%, during the fourth quarter, while average cash equivalents decreased $221.8 million, or 17.0%. The average cost of deposits decreased one basis point during the fourth quarter from 0.13% in the linked third quarter of 2020 to 0.12% in the fourth quarter.

The Company recorded a $3.1 million net benefit in the provision for credit losses during the fourth quarter of 2020.  This compares to a $2.9 million provision for credit losses during the fourth quarter of 2019.  The net benefit recorded in the provision for credit losses was driven by several factors, including a $2.0 million reversal of a previously recorded allowance for credit loss on a purchase credit deteriorated loan, a significant improvement in the economic outlook and a substantial decrease in loans under COVID-19 related forbearance agreements, offset, in part, by a substantial, but anticipated, increase in nonperforming assets and the related specific impairment reserves on those nonperforming assets.  For comparative purposes, the Company recorded $1.9 million in the provision for credit losses during the third quarter of 2020, $9.8 million in the second quarter of 2020, including $3.2 million of acquisition-related provision for credit losses due the acquisition of Steuben, and $5.6 million of provision for credit losses during the first quarter of 2020.  During the first two quarters of 2020, financial conditions deteriorated rapidly as state and local governments shut down a substantial portion of business activities in the Company’s markets and unemployment levels spiked.  These conditions drove the Company to build its allowance for credit losses during the first two quarters of 2020 to account for expected life of loan losses in the loan portfolio.  During the third quarter, the economic outlook remained unclear as markets were uncertain as to the efficacy, approval and roll-out of a COVID-19 vaccine.  With a greater than anticipated decline in actual unemployment levels, as well as the Federal Government’s approval of a COVID-19 vaccine and Congress’ recent approval of additional Federal stimulus funding, the near-term economic forecast improved significantly driving an improvement in the economic outlook and as a result, a reduction in the Company’s allowance for credit losses.  The Company recorded net charge-offs of $1.3 million, or 0.07% of average loans annualized, during the fourth quarter. On a full-year basis, the Company recorded net charge-offs of $5.0 million, or 0.07%, of average loans outstanding.  Since the ultimate effect the COVID-19 pandemic will have on the Company’s credit losses remains uncertain, the net benefit recorded in the provision for credit losses during the fourth quarter should not be interpreted as a trend or utilized to forecast the provision for, or reversal of, credit losses in future quarters.  Any improvements in the economic forecast may be offset by increases in delinquency and nonperforming loan balances in future quarters as COVID-affected borrowers may not resume full payment of contractual amounts upon expiration of their forbearance agreements.

The Company recorded $57.2 million in noninterest revenues in the fourth quarter of 2020, as compared to $57.1 million in the fourth quarter of 2019. This represents a $0.1 million, or 0.1%, increase in noninterest revenues between the periods. This included a $0.4 million gain on debt extinguishment in the fourth quarter of 2020, a $1.7 million, or 7.0%, increase in employee benefit services revenue, a $1.0 million, or 7.3%, increase in wealth management and insurance services revenues, partially offset by a $2.0 million, or 11.2%, decrease in deposit services and other banking fees and a $1.1 million decrease in mortgage banking revenues. During the fourth quarter, the Company redeemed $10.0 million of subordinated debt acquired in connection with the 2019 acquisition of Kinderhook Bank Corp., resulting in a $0.4 million gain on debt extinguishment. The increase in employee benefit services revenues was attributable to increases in plan administration, recordkeeping and trustee fees. The increase in wealth management and insurance revenues were driven by organic growth in those businesses. The decrease in deposit service and other banking fees was due to lower overdraft and other deposit revenues, offset partially by higher debit card interchange revenues. The decrease in mortgage banking revenues, was driven by the Company’s decision to cease selling secondary market eligible residential mortgage loans in the secondary market and retain them in portfolio. This resulted in a $0.9 million loss on mortgage banking activities in the quarter, as compared to revenues of $0.2 million in the fourth quarter of 2019. Noninterest revenues decreased $2.5 million, or 4.1%, on a linked quarter basis. This was driven by a $4.2 million, or 21.8%, decrease in banking-related revenues, including a $4.8 million decrease in mortgage banking revenues, offset, in part by a $0.7 million, or 4.2%, increase in deposit service and other banking revenues. Wealth management and insurance services revenues decreased $0.3 million, or 2.1%, between linked quarters, while employee benefit services revenues increased, $1.6 million, or 6.3%.

The Company recorded $94.6 million in total operating expenses in the fourth quarter of 2020, exclusive of $0.4 million of acquisition related expenses. This compares to total operating expenses of $94.4 million in the fourth quarter of 2019, exclusive of $0.8 million of acquisition related expenses. The year-over-year $0.2 million, or 0.2%, increase in operating expenses, exclusive of acquisition related expenses, was attributable to a $1.7 million, or 2.9%, increase in salaries and employee benefits and a $1.5 million, or 13.5%, increase in data processing and communications expenses, offset, in part, by a $2.5 million, or 19.4%, decrease in other expenses and a $0.4 million, or 11.0%, decrease in amortization of intangible assets. The Company recorded $10.1 million of occupancy and equipment expense in both periods. The increase in salaries and benefits expense was driven by merit-related increases in employee wages and a net increase in full-time equivalent employees between the periods, due to both the Steuben acquisition in the second quarter of 2020 and other factors, but were partially offset by lower employee benefit expenses primarily associated with a decrease in employee medical expenses due to reduced provider utilization. The increase in data processing and communications expenses was due to the Steuben acquisition and the implementation of new customer-facing digital technologies and back office systems during 2020. Other expenses were down due to the general decrease in the level of business activities as a result of the COVID-19 pandemic, including travel and entertainment and marketing and business development expenses. Comparatively, the Company recorded $93.2 million of total operating expenses in the linked third quarter of 2020, exclusive of $3.0 million of litigation accrual expenses and $0.8 million of acquisition-related expenses. The increase in operating expenses from the linked quarter, exclusive of litigation accrual and acquisition expenses, was attributable to a $0.9 million, or 1.5%, increase in salaries and employee benefits, a $0.3 million, or 2.6%, increase in data processing and communications expenses and a $0.3 million, or 3.0%, increase in other expenses. The effective tax rate for the fourth quarter of 2020 was 20.9% and 20.1% on a full-year basis, up from 17.1% and 19.2%, respectively, from the equivalent prior year periods.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, litigation accrual expenses, the unrealized gain (loss) on equity securities, gain on debt extinguishment, and net gain on sale of investments. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, litigation accrual expenses, net gain on sale of investments, unrealized gain (loss) on equity securities and gain on debt extinguishments from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.89 in the fourth quarter of 2020, as compared to $0.86 in the fourth 2019 and $0.88 in the third quarter of 2020. Adjusted pre-tax, pre-provision net revenue per share was $1.03 in the fourth quarter of 2020, as compared to $1.06 in the fourth quarter of 2019 and $1.10 in the third quarter of 2020.

Financial Position

The Company’s total assets increased to $13.93 billion at December 31, 2020, which represents a $2.52 billion, or 22.1% increase from one year ago and an $85.8 million, or 0.6%, increase over the prior quarter end. The substantial increase in the Company’s total assets during 2020 was largely due to very large inflows of government stimulus-related deposit funding between the periods and the Steuben acquisition in the second quarter of 2020. Similarly, average earning assets increased substantially over the prior year, from $10.04 billion in the fourth quarter of 2019 to $12.31 billion in the fourth quarter of 2020, a $2.28 billion, or 22.7% increase. This included a $592.5 million, or 8.6%, increase in average total loans outstanding, a $1.11 billion, or 41.4%, increase in average total investment securities and a $574.4, or 114%, increase in average cash equivalent balances. On a linked quarter basis, average earning assets increased $356.8 million, or 3.0%, due to net inflows of deposits. The average book value of investment securities increased $636.9 million, or 20.2%, due to the purchase of $1.02 billion of investment securities during the quarter. Average cash equivalents decreased $221.8 million, or 17.0%, due to the purchase of investment securities, offset, in part by the continued growth of deposit liabilities during the quarter. Average loan balances decreased $58.4 million, or 0.8%, due primarily to PPP forgiveness and seasonal decreases in the consumer installment and home equity loans outstanding. Average deposit balances increased $2.11 billion, or 23.2%, between the fourth quarter of 2019 and the fourth quarter of 2020 and $275.9 million, or 2.5%, on a linked quarter basis. Ending loans at December 31, 2020 were $7.42 billion, $42.7 million, or 0.6%, lower than linked third quarter ending loans of $7.46 billion, but up $525.4 million, or 7.6% from one year prior. The growth in ending loans year over year was driven by the acquisition of $339.7 million of Steuben loans in the second quarter of 2020 and the $470.7 million net increase in PPP loans between the periods.

The Company’s liquidity position remains strong. The Company’s Banking subsidiary, Community Bank, N.A. (the “Bank”) maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing interest checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At December 31, 2020, the Company’s cash and cash equivalents balances, net of float, were $1.57 billion. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities. At December 31, 2020, the Company’s available-for-sale investment securities portfolio totaled $3.55 billion, $1.78 billion of which was unpledged as collateral. Net unrealized gains on the portfolio at that time were $120.1 million. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at December 31, 2020 was $1.66 billion and it maintained $256.2 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains uncertainty around the magnitude and duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position, including high levels of capital, will allow it to successfully endure the negative economic impacts of the crisis. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $2.10 billion at December 31, 2020 was $248.9 million, or 13.4%, higher than one year prior and was up $5.4 million, or 0.3%, from the end of the linked third quarter. The increase in shareholders’ equity over the last four quarters was primarily driven by solid earnings generation and capital retention, as well as the Steuben acquisition and an increase in accumulated other comprehensive income due primarily to an increase in net unrealized gains on the Company’s available-for-sale investment securities portfolio. At December 31, 2020, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure to evaluate a financial institutions capital strength, was 10.16% at December 31, 2020, which represents over two times the regulatory well-capitalized standard of 5.0%. This compares to 10.80% at the end of the fourth quarter of 2019 and 10.21% at the end of the third quarter of 2020. The Company’s net tangible equity to net tangible assets ratio was 9.92% at December 31, 2020, down slightly from 10.01% a year earlier and unchanged from the end of the third quarter of 2020. The modest declines in the net tangible equity to net tangible assets ratio and the tier 1 leverage ratio from one year prior was primarily due to the organic asset growth generated from the significant deposit inflow noted previously and an increase in intangible assets.

As previously announced in December 2020, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.68 million shares of the Company’s common stock during a twelve-month period starting January 1, 2021. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the 2020 stock repurchase program in the fourth quarter of 2020.

Allowance for Credit Losses and Asset Quality

During the first quarter of 2020, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses, also known as Current Expected Credit Losses (“CECL”). Upon the adoption of CECL on January 1, 2020, the Company’s allowance for credit losses increased $1.4 million, from $49.9 million at December 31, 2019 to $51.3 million. Following the adoption of CECL, the Company’s allowance for credit losses has increased by $9.6 million, or 18.7%, $3.6 million of which was due to the Steuben acquisition and $6.0 million of which was primarily due to credit loss expectations associated with COVID-19’s adverse impact on economic and business operating conditions and specific reserves on impaired loans. The table below illustrates the Company’s changes in the allowance for credit losses just prior to CECL adoption through the end of 2020.

($ in millions)	Allowance for Loan Losses at 12/31/2019	CECL Adoption Impact	First Quarter 2020 Reserve Build	Second Quarter 2020 Steuben Acquisition	Second Quarter 2020 Reserve Build	Third Quarter 2020 Reserve Build	Fourth Quarter 2020 Reserve Release	Allowance for Credit Losses at 12/31/20
Balance	$49.9	+$1.4	+$4.4	+$3.6	+$5.1	+$0.6	-$4.1	$60.9
% Change from 12/31/2019	n/a	+2.7%	+8.8%	+7.3%	+10.3%	+1.1%	-8.2%	+22.0%

At December 31, 2020, nonperforming (90+ days past due and non-accruing) loans were $76.9 million, or 1.04%, of total loans outstanding. This compares to $24.3 million, or 0.35%, of total loans outstanding at the end of the fourth quarter of 2019 and $32.2 million, or 0.43%, of total loans outstanding at the end of the third quarter of 2020. During the fourth quarter of 2020, several commercial borrowers, which primarily operate in the hospitality, travel and entertainment industries, requested extended loan repayment forbearance due to the continued pandemic-related financial hardship they were experiencing. Although the Company’s management granted these forbearance requests, it also reclassified the majority of these loan relationships from accruing to nonaccrual status, unless the borrower clearly demonstrated current repayment capacity or sufficient cash reserves to service their pre-forbearance payment obligations. The allowance for credit losses at December 31, 2020 included $3.9 million of specific reserves for certain nonperforming loans. The Company may continue to receive similar requests during 2021 and will continue to work with its borrowers to establish fair and reasonable forbearance agreements in light of each borrower’s specific circumstances, with an objective to minimize potential ultimate losses to the Company.

Total delinquent loans, which includes nonperforming loans and loans thirty or more days delinquent, to total loans outstanding were 1.50% at the end of the fourth quarter of 2020. This compares to 0.94% at the end of the fourth quarter of 2019 and 0.79% at the end of the third quarter of 2020. Loans 30 – 89 days delinquent (categorized by the Company as delinquent but performing) were 0.47% of total loans outstanding at December 31, 2020, up from 0.36% at the end of the linked quarter as seasonally expected, but down from 0.59% at the end of 2019. The Company recorded net charge-offs of $1.3 million, or 0.07% annualized, in the fourth quarter of 2020. This compares to net charge-offs of $2.4 million, or 0.14% annualized, in the fourth quarter of 2019 and $1.3 million, or 0.07%, in the linked third quarter of 2020. The allowance for credit losses to total loans was 0.82% at December 31, 2020, compared to 0.72% one year prior and 0.87% at the end of the linked third quarter.

The Company participated in both rounds of the 2020 Coronavirus Aid, Relief, and Security Act (“CARES Act”) PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”). As of December 31, 2020, the Company’s business lending portfolio included 3,417 PPP loans with a total balance of $470.7 million. This was down from 3,473 loans with a total balance of $507.2 million at the end of the third quarter of 2020. Under the PPP, the SBA may forgive all or a portion of the loan amount if the borrower meets certain conditions. The Company’s expects to recognize through interest income most of its remaining net deferred PPP fees totaling $9.0 million during 2021. In addition, the Company is participating in the 2021 second round of PPP lending, but is uncertain at this time as to the amount of loans it will originate in 2021.

From a credit risk and lending perspective, the Company continues to take actions to assess and monitor its COVID-19 related credit exposures. No specific credit impairment has been identified within the Company’s investment securities portfolio, including the Company’s municipal securities portfolio since the onset of the pandemic. With respect to the Company’s lending activities, the Company continues to utilize a customer forbearance program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. As of December 31, 2020, the Company had 74 borrowers in forbearance due to COVID-19 related financial hardship, representing $66.5 million in outstanding loan balances, or 0.9% of total loans outstanding. This compares to 216 borrowers and $192.7 million in outstanding loan balances, or 2.6%, of total loans outstanding in forbearance at September 30, 2020 and 3,699 borrowers in forbearance at June 30, 2020, representing $704.1 million in outstanding loan balances, or 9.4% of total loans outstanding.

Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments and granted COVID-19 related financial hardship payment deferrals were reported as current loans throughout the first 180 days of the deferral period. Borrowers that were delinquent in their payments to the Bank prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case-by-case basis for troubled debt restructure classification and nonperforming loan status.

Dividend Increase

During the fourth quarter of 2020, the Company declared a quarterly cash dividend of $0.42 per share on its common stock, up 2.4% from the $0.41 dividend declared in the fourth quarter of 2019, representing an annualized yield of 2.4% based upon the $70.58 closing price of the Company’s stock on January 22, 2021. The one cent per share increase declared in the third quarter of 2020 marked the 28th consecutive year of dividend increases for the Company.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, January 25, 2021, to discuss the fourth quarter and full year 2020 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside the United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/39287.

This earnings release, including supporting financial tables and presentation slides, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $13.9 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on CBU’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect of a fall in stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, which have been filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Earnings
Loan income	$77,848	$80,509	$314,779	$308,210
Investment income	19,753	19,538	74,499	77,517
Total interest income	97,601	100,047	389,278	385,727
Interest expense	4,168	7,307	20,875	26,552
Net interest income	93,433	92,740	368,403	359,175
Acquisition-related provision for credit losses	(140)	0	3,061	0
Provision for credit losses	(2,961)	2,857	11,151	8,430
Net interest income after provision for credit losses	96,534	89,883	354,191	350,745
Deposit service and other banking fees	15,827	17,828	61,123	69,960
Mortgage banking	(898)	247	5,301	523
Wealth management and insurance services	15,090	14,060	60,251	58,068
Employee benefit services	26,736	24,997	101,329	97,167
Gain on sale of investments, net	0	0	0	4,882
Unrealized gain (loss) on equity securities	24	(9)	(6)	19
Gain on debt extinguishment	421	0	421	0
Total noninterest revenues	57,200	57,123	228,419	230,619
Salaries and employee benefits	58,132	56,468	228,384	219,916
Data processing and communications	12,413	10,932	45,755	41,407
Occupancy and equipment	10,105	10,142	40,732	39,850
Amortization of intangible assets	3,525	3,962	14,297	15,956
Litigation accrual	0	0	2,950	0
Acquisition expenses	396	819	4,933	8,608
Other	10,431	12,946	39,483	46,289
Total operating expenses	95,002	95,269	376,534	372,026
Income before income taxes	58,732	51,737	206,076	209,338
Income taxes	12,247	8,853	41,400	40,275
Net income	$46,485	$42,884	$164,676	$169,063
Basic earnings per share	$0.86	$0.82	$3.10	$3.26
Diluted earnings per share	$0.86	$0.82	$3.08	$3.23

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020				2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$77,848	$79,646	$78,720	$78,565	$80,509
Investment income	19,753	17,844	18,472	18,430	19,538
Total interest income	97,601	97,490	97,192	96,995	100,047
Interest expense	4,168	4,525	5,241	6,941	7,307
Net interest income	93,433	92,965	91,951	90,054	92,740
Acquisition-related provision for credit losses	(140)	0	3,201	0	0
Provision for credit losses	(2,961)	1,945	6,573	5,594	2,857
Net interest income after provision for credit losses	96,534	91,020	82,177	84,460	89,883
Deposit service and other banking fees	15,827	15,184	12,934	17,178	17,828
Mortgage banking	(898)	3,908	1,375	916	247
Wealth management and insurance services	15,090	15,420	14,549	15,192	14,060
Employee benefit services	26,736	25,159	24,068	25,366	24,997
Unrealized gain (loss) on equity securities	24	(12)	12	(30)	(9)
Gain on debt extinguishment	421	0	0	0	0
Total noninterest revenues	57,200	59,659	52,938	58,622	57,123
Salaries and employee benefits	58,132	57,280	54,721	58,251	56,468
Data processing and communications	12,413	12,096	10,833	10,413	10,932
Occupancy and equipment	10,105	10,134	9,754	10,739	10,142
Amortization of intangible assets	3,525	3,581	3,524	3,667	3,962
Litigation accrual	0	2,950	0	0	0
Acquisition expenses	396	796	3,372	369	819
Other	10,431	10,129	8,699	10,224	12,946
Total operating expenses	95,002	96,966	90,903	93,663	95,269
Income before income taxes	58,732	53,713	44,212	49,419	51,737
Income taxes	12,247	10,904	8,964	9,285	8,853
Net income	$46,485	$42,809	$35,248	$40,134	$42,884
Basic earnings per share	$0.86	$0.80	$0.67	$0.77	$0.82
Diluted earnings per share	$0.86	$0.79	$0.66	$0.76	$0.82
Profitability
Return on assets	1.33%	1.26%	1.12%	1.41%	1.48%
Return on equity	8.82%	8.13%	7.05%	8.49%	9.19%
Return on tangible equity(2)	14.29%	13.22%	11.60%	14.52%	16.08%
Noninterest revenues/operating revenues (FTE)(1)	37.9%	39.2%	36.6%	39.6%	38.3%
Efficiency ratio	60.8%	58.9%	58.1%	60.4%	60.7%
Components of Net Interest Margin (FTE)
Loan yield	4.17%	4.23%	4.40%	4.61%	4.67%
Cash equivalents yield	0.10%	0.10%	0.10%	0.90%	1.68%
Investment yield	2.13%	2.31%	2.50%	2.51%	2.70%
Earning asset yield	3.18%	3.28%	3.56%	3.93%	3.99%
Interest-bearing deposit rate	0.17%	0.19%	0.23%	0.34%	0.36%
Borrowing rate	0.86%	1.19%	1.36%	1.70%	1.68%
Cost of all interest-bearing funds	0.20%	0.23%	0.28%	0.40%	0.42%
Cost of funds (includes DDA)	0.14%	0.16%	0.20%	0.30%	0.31%
Net interest margin (FTE)	3.05%	3.12%	3.37%	3.65%	3.71%
Fully tax-equivalent adjustment	$929	$963	$1,015	$1,032	$1,026

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020				2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$7,450,513	$7,508,895	$7,219,462	$6,876,771	$6,857,977
Cash equivalents	1,079,236	1,300,981	822,992	114,660	504,858
Taxable investment securities	3,340,544	2,686,120	2,608,495	2,586,646	2,242,471
Nontaxable investment securities	444,417	461,963	454,511	459,340	434,020
Total interest-earning assets	12,314,710	11,957,959	11,105,460	10,037,417	10,039,326
Total assets	13,884,979	13,543,460	12,652,200	11,487,384	11,472,415
Interest-bearing deposits	7,853,764	7,621,206	7,146,301	6,598,131	6,581,979
Borrowings	359,102	291,241	315,934	329,355	325,139
Total interest-bearing liabilities	8,212,866	7,912,447	7,462,235	6,927,486	6,907,118
Noninterest-bearing deposits	3,356,156	3,312,841	2,964,717	2,458,529	2,519,645
Shareholders' equity	2,097,766	2,095,211	2,009,996	1,902,169	1,851,579
Balance Sheet Data
Cash and cash equivalents	$1,645,805	$1,836,521	$1,319,880	$529,336	$205,030
Investment securities	3,595,347	3,270,063	3,337,459	3,185,381	3,088,343
Loans:
Business lending	3,440,077	3,433,565	3,455,343	2,789,130	2,775,876
Consumer mortgage	2,401,499	2,410,249	2,428,060	2,424,656	2,430,902
Consumer indirect	1,021,885	1,039,925	1,056,865	1,087,879	1,113,062
Home equity	399,834	413,265	418,543	386,583	386,325
Consumer direct	152,657	161,639	169,228	177,844	184,378
Total loans	7,415,952	7,458,643	7,528,039	6,866,092	6,890,543
Allowance for credit losses	60,869	64,962	64,437	55,652	49,911
Intangible assets, net	846,648	850,214	852,761	832,919	836,923
Other assets	488,211	494,846	470,515	450,907	439,367
Total assets	13,931,094	13,845,325	13,444,217	11,808,983	11,410,295
Deposits:
Noninterest-bearing	3,361,768	3,326,517	3,273,921	2,491,720	2,465,902
Non-maturity interest-bearing	6,929,435	6,830,893	6,600,140	5,899,297	5,592,936
Time	933,771	963,180	972,612	912,965	936,129
Total deposits	11,224,974	11,120,590	10,846,673	9,303,982	8,994,967
Borrowings	290,666	288,448	176,195	208,718	253,758
Subordinated notes payable	3,303	13,735	13,755	13,775	13,795
Subordinated debt held by unconsolidated subsidiary trusts	77,320	77,320	79,382	77,320	77,320
Accrued interest and other liabilities	230,724	246,572	246,897	228,557	215,221
Total liabilities	11,826,987	11,746,665	11,362,902	9,832,352	9,555,061
Shareholders' equity	2,104,107	2,098,660	2,081,315	1,976,631	1,855,234
Total liabilities and shareholders' equity	13,931,094	13,845,325	13,444,217	11,808,983	11,410,295
Capital
Tier 1 leverage ratio	10.16%	10.21%	10.79%	11.10%	10.80%
Tangible equity/net tangible assets(2)	9.92%	9.92%	10.08%	10.78%	10.01%
Diluted weighted average common shares O/S	54,194	54,159	53,017	52,646	52,522
Period end common shares outstanding	53,593	53,538	53,514	52,031	51,794
Cash dividends declared per common share	$0.42	$0.42	$0.41	$0.41	$0.41
Book value	$39.26	$39.20	$38.89	$37.99	$35.82
Tangible book value(2)	$24.29	$24.15	$23.80	$22.84	$20.52
Common stock price (end of period)	$62.31	$54.46	$57.02	$58.80	$70.94

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020				2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$72,017	$28,756	$20,697	$19,046	$18,835
Accruing loans 90+ days delinquent	4,834	3,487	6,063	12,736	5,426
Total nonperforming loans	76,851	32,243	26,760	31,782	24,261
Other real estate owned (OREO)	883	1,209	3,186	1,469	1,270
Total nonperforming assets	77,734	33,452	29,946	33,251	25,531
Net charge-offs	1,258	1,257	910	1,550	2,369
Allowance for credit losses/loans outstanding	0.82%	0.87%	0.86%	0.81%	0.72%
Nonperforming loans/loans outstanding	1.04%	0.43%	0.36%	0.46%	0.35%
Allowance for credit losses/nonperforming loans	79%	201%	241%	175%	206%
Net charge-offs/average loans	0.07%	0.07%	0.05%	0.09%	0.14%
Delinquent loans/ending loans	1.50%	0.79%	0.72%	1.11%	0.94%
Provision for credit losses/net charge-offs	(246)%	155%	1,074%	361%	121%
Nonperforming assets/total assets	0.56%	0.24%	0.22%	0.28%	0.22%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$46,485	$42,809	$35,248	$40,134	$42,884
Income taxes	12,247	10,904	8,964	9,285	8,853
Income before income taxes	58,732	53,713	44,212	49,419	51,737
Provision for credit losses	(3,101)	1,945	9,774	5,594	2,857
Pre-tax, pre-provision net revenue (non-GAAP)	55,631	55,658	53,986	55,013	54,594
Acquisition expenses	396	796	3,372	369	819
Unrealized (gain) loss on equity securities	(24)	12	(12)	30	9
Litigation accrual	0	2,950	0	0	0
Gain on debt extinguishment	(421)	0	0	0	0
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$55,582	$59,416	$57,346	$55,412	$55,422

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.86	$0.79	$0.66	$0.76	$0.82
Income taxes	0.22	0.20	0.17	0.18	0.17
Income before income taxes	1.08	0.99	0.83	0.94	0.99
Provision for credit losses	(0.04)	0.04	0.19	0.10	0.06
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.04	1.03	1.02	1.04	1.05
Acquisition expenses	0.00	0.02	0.06	0.01	0.01
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.05	0.00	0.00	0.00
Gain on debt extinguishment	(0.01)	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.03	$1.10	$1.08	$1.05	$1.06

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020				2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Net income
Net income (GAAP)	$46,485	$42,809	$35,248	$40,134	$42,884
Acquisition expenses	396	796	3,372	369	819
Tax effect of acquisition expenses	(83)	(162)	(684)	(69)	(140)
Subtotal (non-GAAP)	46,798	43,443	37,936	40,434	43,563
Acquisition-related provision for credit losses	(140)	0	3,201	0	0
Tax effect of acquisition-related provision for credit losses	29	0	(649)	0	0
Subtotal (non-GAAP)	46,687	43,443	40,488	40,434	43,563
Unrealized (gain) loss on equity securities	(24)	12	(12)	30	9
Tax effect of unrealized (gain) loss on equity securities	5	(2)	2	(6)	(2)
Subtotal (non-GAAP)	46,668	43,453	40,478	40,458	43,570
Litigation accrual	0	2,950	0	0	0
Tax effect of litigation accrual	0	(599)	0	0	0
Subtotal (non-GAAP)	46,668	45,804	40,478	40,458	43,570
Gain on debt extinguishment	(421)	0	0	0	0
Tax effect of gain on debt extinguishment	88	0	0	0	0
Operating net income (non-GAAP)	46,335	45,804	40,478	40,458	43,570
Amortization of intangibles	3,525	3,581	3,524	3,667	3,962
Tax effect of amortization of intangibles	(735)	(727)	(714)	(689)	(678)
Subtotal (non-GAAP)	49,125	48,658	43,288	43,436	46,854
Acquired non-impaired loan accretion	(1,335)	(1,326)	(1,365)	(1,465)	(1,898)
Tax effect of acquired non-impaired loan accretion	278	269	277	275	325
Adjusted net income (non-GAAP)	$48,068	$47,601	$42,200	$42,246	$45,281

Return on average assets
Adjusted net income (non-GAAP)	$48,068	$47,601	$42,200	$42,246	$45,281
Average total assets	13,884,979	13,543,460	12,652,200	11,487,384	11,472,415
Adjusted return on average assets (non-GAAP)	1.38%	1.40%	1.34%	1.48%	1.57%

Return on average equity
Adjusted net income (non-GAAP)	$48,068	$47,601	$42,200	$42,246	$45,281
Average total equity	2,097,766	2,095,211	2,009,996	1,902,169	1,851,579
Adjusted return on average equity (non-GAAP)	9.12%	9.04%	8.44%	8.93%	9.70%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020				2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.86	$0.79	$0.66	$0.76	$0.82
Acquisition expenses	0.00	0.02	0.06	0.01	0.01
Tax effect of acquisition expenses	0.00	0.00	(0.01)	0.00	0.00
Subtotal (non-GAAP)	0.86	0.81	0.71	0.77	0.83
Acquisition-related provision for credit losses	0.00	0.00	0.06	0.00	0.00
Tax effect of acquisition-related provision for credit losses	0.00	0.00	(0.01)	0.00	0.00
Subtotal (non-GAAP)	0.86	0.81	0.76	0.77	0.83
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.86	0.81	0.76	0.77	0.83
Litigation accrual	0.00	0.05	0.00	0.00	0.00
Tax effect of litigation accrual	0.00	(0.01)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.86	0.85	0.76	0.77	0.83
Gain on debt extinguishment	(0.01)	0.00	0.00	0.00	0.00
Tax effect of gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.85	0.85	0.76	0.77	0.83
Amortization of intangibles	0.07	0.07	0.07	0.07	0.07
Tax effect of amortization of intangibles	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Subtotal (non-GAAP)	0.91	0.91	0.82	0.83	0.89
Acquired non-impaired loan accretion	(0.03)	(0.03)	(0.03)	(0.03)	(0.04)
Tax effect of acquired non-impaired loan accretion	0.01	0.00	0.01	0.00	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.89	$0.88	$0.80	$0.80	$0.86

Noninterest operating expenses
Noninterest expenses (GAAP)	$95,002	$96,966	$90,903	$93,663	$95,269
Amortization of intangibles	(3,525)	(3,581)	(3,524)	(3,667)	(3,962)
Acquisition expenses	(396)	(796)	(3,372)	(369)	(819)
Litigation accrual	0	(2,950)	0	0	0
Total adjusted noninterest expenses (non-GAAP)	$91,081	$89,639	$84,007	$89,627	$90,488

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$91,081	$89,639	$84,007	$89,627	$90,488
Tax-equivalent net interest income	94,362	93,928	92,966	91,086	93,766
Noninterest revenues	57,200	59,659	52,938	58,622	57,123
Acquired non-impaired loan accretion	(1,335)	(1,326)	(1,365)	(1,465)	(1,898)
Unrealized (gain) loss on equity securities	(24)	12	(12)	30	9
Gain on debt extinguishment	(421)	0	0	0	0
Operating revenues (non-GAAP) - denominator	149,782	152,273	144,527	148,273	149,000
Efficiency ratio (non-GAAP)	60.8%	58.9%	58.1%	60.4%	60.7%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020				2019
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$13,931,094	$13,845,325	$13,444,217	$11,808,983	$11,410,295
Intangible assets	(846,648)	(850,214)	(852,761)	(832,919)	(836,923)
Deferred taxes on intangible assets	44,370	44,733	45,094	44,494	44,742
Total tangible assets (non-GAAP)	13,128,816	13,039,844	12,636,550	11,020,558	10,618,114

Total common equity
Shareholders' Equity (GAAP)	2,104,107	2,098,660	2,081,315	1,976,631	1,855,234
Intangible assets	(846,648)	(850,214)	(852,761)	(832,919)	(836,923)
Deferred taxes on intangible assets	44,370	44,733	45,094	44,494	44,742
Total tangible common equity (non-GAAP)	1,301,829	1,293,179	1,273,648	1,188,206	1,063,053

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,301,829	$1,293,179	$1,273,648	$1,188,206	$1,063,053
Total tangible assets (non-GAAP) - denominator	13,128,816	13,039,844	12,636,550	11,020,558	10,618,114
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.92%	9.92%	10.08%	10.78%	10.01%

(1) Excludes unrealized gain and loss on equity securities and gain on debt extinguishment.
(2) Includes deferred tax liabilities related to certain intangible assets.

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